Exhibit j(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-122804 on Form N-1A of our reports dated February 15, 2008 relating to the financial statements and financial highlights of MML Series Investment Fund II, appearing in the Annual Report on Form N-CSR of MML Series Investment Fund II for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Investment Management and Other Services”, and “Experts” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 25, 2008